UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: March 4, 2010
(Date of earliest event reported)
BigBand Networks, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-33355	04-3444278 (I.R.S. Employer Identification No.)
475 Broadway Street
Redwood City, California 94063
(Address of Principal Executive Offices, including zip code)
(650) 995-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	— Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     At a meeting held on February 25, 2010, the Board of Directors of BigBand Networks, Inc. (the “Company”), on the recommendation of the Nominating and Governance Committee, appointed Michael Pohl to serve as Chairman of the Board of Directors. Mr. Pohl has served on the Company’s Board of Directors since May 2009. In connection with his service as Chairman, Mr. Pohl will receive and additional annual retainer of $25,000, and was awarded 10,000 restricted stock units that will vest in equal quarterly installments over twelve months.
     On March 4, 2010, David Heard resigned as Chief Operating Officer of the Company. In connection with this event, Mr. Heard and the Company entered into a Transition Services Agreement (the “Heard Agreement”) pursuant to which Mr. Heard will cease to be an employee immediately, but shall continue to serve as a consultant to the Company through June 30, 2010, unless such services are earlier terminated by either party. Pursuant to the Heard Agreement, Mr. Heard will, upon ceasing to be an employee and executing a release of claims, receive $142,500 severance and continued health benefits through March 31, 2011, as set forth in the Heard Agreement. The foregoing summary does not purport to be a complete description of the Heard Agreement and is qualified in its entirety by reference to the actual Heard Agreement, which is attached hereto as Exhibit 10.10C.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

10.10C	Transition Services Agreement — David Heard

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.
Date: March 4, 2010	By:	/s/ Robert Horton
Robert Horton
Senior Vice President & General Counsel

EXHIBITS

10.10C	Transition Services Agreement — David Heard